Exhibit 99.1

Hillenbrand to Acquire Red Valve

Acquisition advances Hillenbrand’s world-class global diversified industrial growth strategy, complementing the recent ABEL acquisition in the flow control space.

BATESVILLE, Ind. Dec. 22, 2015 — /PR Newswire / — Hillenbrand, Inc. (NYSE: HI) has entered into a definitive agreement to acquire Red Valve Company, Inc. for $131.9 million in cash, including $3.3 million for related real estate. The transaction is expected to close within 30 days, upon receipt of regulatory approval.

Based in Carnegie, Pa., Red Valve is a global leader in highly-engineered valves designed to operate in the harshest municipal and industrial wastewater environments. Its products support mission critical applications in water, power and mining and other general industrial markets. At the completion of the transaction, Red Valve will join Hillenbrand’s Process Equipment Group, which includes ABEL, a globally-recognized leader in positive displacement pumps.

“This acquisition advances Hillenbrand’s strategy to transform into a world-class global diversified industrial company,” said Joe Raver, President and CEO of Hillenbrand. “We believe Red Valve will complement our recent ABEL acquisition, increasing our ability to expand into new end markets and geographies within the highly attractive flow control space.”

During the trailing 12-month period ending on Nov. 30, 2015, Red Valve’s revenue was approximately $38.6 million, and its adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was nearly $12.1 million, excluding $1.9 million in non-recurring expenses.

“We are excited about the opportunities Hillenbrand brings to our company,” said Chris Raftis, President of Red Valve. “Hillenbrand has a global footprint that provides us with a significant opportunity for international growth and we look forward to working with the company to achieve our strategic vision.”

Hillenbrand expects to use cash on hand and cash available under its revolving credit facility to fund this acquisition. The transaction is expected to be accretive to Hillenbrand’s 2016 adjusted earnings per share, net of acquisition costs.

EC Mergers & Acquisitions, a EuroConsult company, acted as exclusive financial adviser to the shareholders of Red Valve.

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation in order to drive increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville.  The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the North American death care industry. Hillenbrand is publicly traded on the NYSE under “HI”.

About Red Valve
Red Valve Company (www.redvalve.com) is the world’s largest manufacturer of pinch valves and Tideflex© Check Valves and has an international reputation for quality-engineered valves designed for long life in the toughest municipal and industrial applications. Red

Valve’s advanced elastomer technology is engineered into every Red Valve pinch valve, control valve, slurry knife gate valve, pressure sensor, Redflex© Expansion Joint and revolutionary all-rubber Tideflex Check Valve.

CONTACTS

Corporate Communications for Hillenbrand
Tory Flynn, Director, Corporate Communications
Phone: 812-931-5024
E-mail: Tory.Flynn@Hillenbrand.com

Investor Relations for Hillenbrand
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
E-mail: Chris.Gordon@Hillenbrand.com